Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Updated 2020 Guidance and Certain Preliminary, Unaudited Fourth Quarter 2019 Results

Exchange Call with Contura Management on February 11

•	Coal revenues of $497 million and coal revenues excluding freight and handling fulfillment revenues(1) of $424 million for the fourth quarter

•	6 million tons of coal sold in the quarter

•	Year-end unrestricted cash balance of $213 million; total liquidity of $328 million

BRISTOL, Tenn., February 10, 2020 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced updated guidance for 2020 as well as certain preliminary, unaudited financial results for the fourth quarter of 2019. The company expects to announce its audited financial results for full-year and fourth quarter 2019 on or about March 13, 2020.

“As we continue to chart a new course for Contura, one that includes broad operational improvements, cost containment at administrative and overhead levels, and a lean, nimble organizational structure that facilitates quicker decisions, I felt it important to share an interim update on the company,” said David Stetson, Contura’s chairman and chief executive officer. “The progress made on all of these fronts during the fourth quarter gives us confidence in revising our previously issued guidance to reflect our efforts in reducing costs, as well as a recognition of the need for changing sales targets to better reflect the reality of the current environment.”

“Despite the market headwinds of the last several months, I am proud that our team has delivered a strong performance in containing costs, streamlining decision-making and safely increasing productivity,” said Stetson. “Circumstances like these require difficult decisions, but we continue to meet these challenges with strategic thinking and a commitment to closely managing the parts of the business within our control.”

(1) Represents non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Certain Preliminary Unaudited Results of Operations."

Unaudited Operational Results:

	(in millions, except for per ton data)
	4Q19	3Q19
Coal revenues	$497.2	$524.0
Cost of coal sales	$444.6	$467.7

Coal revenues (excl. f&h) (2)	$424.1	$461.1
Cost of coal sales (excl. f&h/idle) (2)	$365.9	$400.0

Tons sold
CAPP - Met	3.3	3.0
CAPP - Thermal	0.9	1.1
NAPP	1.5	1.6
Coal sales realization per ton (2)
CAPP - Met	$94.98	$108.35
CAPP - Thermal	$56.13	$61.46
NAPP	$41.17	$41.33
Cost of coal sales per ton sold (2)
CAPP - Met	$82.13	$87.32
CAPP - Thermal	$49.21	$59.17
NAPP	$34.67	$43.87
Coal margin per ton (2)
CAPP - Met	$12.85	$21.03
CAPP - Thermal	$6.92	$2.29
NAPP	$6.50	$(2.54)

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(2) Represents non-GAAP coal revenues, non-GAAP cost of coal sales, non-GAAP coal sales realization per ton, non-GAAP cost of coal sales per ton, and non-GAAP coal margin per ton which are defined and reconciled under "Non-GAAP Financial Measures" and "Certain Preliminary Unaudited Results of Operations."

“In spite of challenged coal markets and multiple reductions in overhead staffing, Contura’s Central Appalachian (CAPP) deep mines showed continued strengthening in Q4 realizing nearly a 10% increase in feet per shift over Q3 performance. It is important to note that Contura’s CAPP NFDL safety rate also improved by nearly 10% over the same period,” said Jason Whitehead, Contura’s chief operating officer. “Continuing our strategic initiatives of reducing our thermal footprint, Contura’s Republic Surface mine has now redesigned and accelerated its plans to shift into a metallurgical mine. Previously a thermal coal operation in 2019, Republic output has now reached 60% metallurgical quality. Our Highland Surface and Black Castle Surface mines are continuing to execute on their mine-to-reclamation plans and will conclude production in Q1 of 2020 and Q1 of 2021 respectively.”

Other Unaudited Financial Measures:

(millions)
Three months ended
Dec. 31, 2019
SG&A	$25.8
Less: non-cash stock compensation and one-time expenses	($12.7)
Non-GAAP SG&A(3)	$13.1
__________________________________
(3) Refer to “Non-GAAP Financial Measures” below.

Selling, general and administrative (SG&A) expense for the fourth quarter was $25.8 million. Non-GAAP SG&A expense for the quarter was $13.1 million, excluding $12.7 million of non-cash or one-time expenses, including stock compensation and severance and management restructuring costs. Idle/closed mine costs were approximately $6 million in the fourth quarter, and the company also anticipates a loss on disposal of assets of approximately $7 million.

At the end of 2019, Contura had a total liquidity of $327.8 million, including cash and cash equivalents of $212.8 million, which includes the receipt of an AMT credit refund of $65.3 million, and $115.0 million of unused commitments available under the Asset-Based Revolving Credit Facility.

Contura is performing goodwill and long-lived asset impairment tests as of December 31, 2019 primarily due to the decline in global coal market pricing and Contura’s equity pricing. Based on preliminary impairment testing results, the company expects that it will be required to record a long-lived asset impairment charge of approximately $60 million to write down the carrying value of the company’s long-lived assets. In the fourth quarter, the company also expects to record a goodwill impairment charge, potentially up to the full carrying value of $124 million.

Capital Projects Update

The Kepler complex, which produces premium CAPP low volatile metallurgical coal, finished excavation of the Road Fork 52 slope during the fourth quarter of 2019 and initiated installation of ventilation systems, a conveyor and other infrastructure. As previously announced, Road Fork 52 is expected to begin production late in the first quarter of 2020.

The Black Eagle mine is continuing development, on its planned pace, of a mine corridor towards the main reserve body. Corridor development is expected to conclude in the fourth quarter of 2020. Black Eagle will continue to contribute low ash and low sulfur premier high volatile coal to Marfork.

With all necessary property acquisitions completed, Bandmill’s Lynn Branch mine began construction during the fourth quarter of 2019. Production in the 20-million-ton high volatile metallurgical reserve body is expected to commence in the third quarter of 2020.

Together, Road Fork 52, Black Eagle and Lynn Branch represent approximately 27% of annual metallurgical capacity with cost structures expected to be in the $65-$70 range.

Indian Creek Reserves Transaction Closing

On January 28, 2020, the company closed on a previously announced acquisition of certain assets adjacent to Contura’s recently excavated Road Fork 52 slope in Wyoming County, West Virginia. Contura purchased certain mining equipment and other assets from Mission Coal Company, LLC (Mission), and entered into a new lease with the owner of the coal reserves. Mission formerly controlled the coal reserves when it filed for Chapter 11 bankruptcy protection. Through its new lease, Contura obtained the right to mine a large block of coal known as the “Indian Creek” reserves. The transaction allows Contura’s Road Fork 52 operation to access approximately 10 million additional tons of clean, recoverable, low-vol metallurgical coal in the Pocahontas No. 3 seam. These additional reserves are expected to extend the mine’s projected life to more than 25 years.

Updated 2020 Guidance

The company is adjusting its 2020 guidance for CAPP - Met shipments to a range of 12.0 million tons to 12.6 million tons, from the previously announced guidance of 12.7 million tons to 13.3 million tons. The range for CAPP - Thermal shipments is being reduced to 2.7 million tons to 3.3 million tons, from a previously announced range of 3.4 million tons to 4.0 million tons. NAPP shipment guidance remains as previously disclosed at a range of 6.0 million tons to 6.8 million tons.

For 2020, Contura has committed and priced approximately 42% of CAPP - Met tons at an average expected price of $101.31 per ton, 100% of CAPP - Thermal tons at an average price of $55.54 per ton and 99% of NAPP tons at an average price of $43.34 per ton.

The previously announced guidance for cost of coal sales remains unchanged for 2020, with CAPP - Met expected to be in a range of $76.00 to $81.00, CAPP - Thermal expected to be in the range of $56.00 to $60.00 per ton and NAPP in the range of $34.00 to $38.00 per ton.

The company is lowering its SG&A expense guidance to be in the range of $50 million to $55 million, excluding non-recurring items and stock compensation. Idle operations expense is expected to be in a slightly higher range of $16 million to $20 million, as compared to the previously announced $14 million to $18 million range, due to the idling of the Litwar coal preparation facility. 2020 capital expenditure is estimated to remain in the previously announced range of $175 million to $195 million; depreciation, depletion and amortization is expected to be between $230 million and $260 million; and cash interest expense is expected to be in the range of $48 million and $52 million.

“During the past several weeks, we undertook significant efforts to reduce our SG&A cost structure, as well as eliminate costs from our overhead/production support organization. Those efforts led to a $10 million reduction in our SG&A costs, as well as a total of $20 million reduction in overhead costs, all of which have already been secured and included in our revised guidance,” said Andy Eidson, Contura’s chief financial officer. “It is also worth noting that we are maintaining our operating cost guidance in spite of a 1.4-million-ton total reduction in sales volume guidance (at range midpoints), which reflects the continued productivity achievements of the operations team.”

	2020 Guidance
in millions of tons	Low	High
CAPP - Metallurgical	12.0	12.6
CAPP - Thermal	2.7	3.3
NAPP	6.0	6.8
Total Shipments	20.7	22.7

Committed/Priced[1,2,3]	Committed	Average Price
CAPP - Metallurgical	42%	$101.31
CAPP - Thermal	100%	$55.54
NAPP	99%	$43.34

Committed/Unpriced[1,3]	Committed
CAPP - Metallurgical	28%
CAPP - Thermal	0%
NAPP	1%

Costs per ton[4]	Low	High
CAPP - Metallurgical	$76	$81
CAPP - Thermal	$56	$60
NAPP	$34	$38

In millions (except taxes)	Low	High
SG&A5	$50	$55
Idle Operations Expense	$16	$20
Cash Interest Expense	$48	$52
DD&A	$230	$260
Capital Expenditures	$175	$195
Tax Rate	—%	5%
Notes:

1.	Based on committed and priced coal shipments as of January 31, 2020. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.
Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward- looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

5.	Excludes expenses related to non-cash stock compensation, merger-related expenses and non-recurring business development expenses.

Conference Call

Contura’s chairman and chief executive officer, David Stetson, chief financial officer, Andy Eidson, and chief operating officer, Jason Whitehead, will participate in an exchange call hosted by The Benchmark Company on February 11 at 2:00 p.m. EST. The discussion will focus on Contura’s preliminary operational and financial review for the fourth quarter of 2019, coal market dynamics and management’s plans for reduced costs and optimized performance in 2020. Those who would like to hear the conference call, and analysts who would like to participate, should dial 917-920-2973 approximately 10 minutes prior to the start of the call. An audio recording of the call will be provided as soon as available in the Events section of the Investor page of Contura’s website at investors.conturaenergy.com/investors/.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

IMPORTANT INFORMATION ABOUT PRELIMINARY FINANCIAL RESULTS

The financial results presented in this news release, as of and for the three months ended December 31, 2019, are preliminary, unaudited, subject to completion, reflect management’s current good faith estimates and may be significantly revised as a result of further review and developments. Final results for this period could differ materially from the preliminary results presented in this news release. During the course of the preparation of consolidated financial statements and related notes as of and for the three months ended December 31, 2019, the company may identify items that would require material adjustments to the preliminary financial information. The preliminary financial results presented in this news release should therefore not be viewed as a substitute for, or indicative of, full financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP). In addition, these preliminary estimates as of and for the three months ended December 31, 2019 are not necessarily indicative of the potential results for any future period.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. You should review the company’s filings with the Securities and Exchange Commission for information about some of the risk factors that may affect the company. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for the company to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

Non-GAAP Financial Measures

The discussion contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, the company makes use of the non-GAAP financial measure “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and "non-GAAP SG&A." The company uses non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for its operations is calculated as non-GAAP coal revenues divided by tons sold. The company uses non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs and idled and closed mine costs. Non-GAAP cost of coal sales per ton for operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for coal operations is calculated as non-GAAP coal sales realization per ton for coal operations less cost of non-GAAP coal sales per ton for coal operations. The company uses non-GAAP SG&A to adjust SG&A to remove non-cash stock compensation and one-time expenses. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of company results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CERTAIN PRELIMINARY UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended December 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$370,200	$60,576	$65,775	$681	$497,232
Less: freight and handling fulfillment revenues	(59,320)	(10,450)	(3,397)	—	(73,167)
Non-GAAP coal revenues	$310,880	$50,126	$62,378	$681	$424,065
Tons sold	3,273	893	1,515	8	5,689
Non-GAAP coal sales realization per ton (1)	$94.98	$56.13	$41.17	$85.13	$74.54

Cost of coal sales	$330,883	$55,653	$57,701	$374	$444,611
Less: freight and handling costs	(59,320)	(10,450)	(3,397)	—	(73,167)
Less: idled and closed mine costs	(2,757)	(1,260)	(1,783)	290	(5,510)
Non-GAAP cost of coal sales	$268,806	$43,943	$52,521	$664	$365,934
Tons sold	3,273	893	1,515	8	5,689
Non-GAAP cost of coal sales per ton (2)	$82.13	$49.21	$34.67	$83.00	$64.32

Coal margin per ton (3)	$12.01	$5.51	$5.33	$38.38	$9.25
Idled and closed mine costs per ton	0.84	1.41	1.17	(36.25)	0.97
Non-GAAP coal margin per ton (4)	$12.85	$6.92	$6.50	$2.13	$10.22
(1) Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(3) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.
(4) Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations.

	Three Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$373,078	$80,174	$70,735	$—	$523,987
Less: freight and handling fulfillment revenues	(50,100)	(9,869)	(2,961)	—	(62,930)
Non-GAAP coal revenues	$322,978	$70,305	$67,774	$—	$461,057
Tons sold	2,981	1,144	1,640	—	5,765
Non-GAAP coal sales realization per ton (1)	$108.35	$61.46	$41.33	$—	$79.98

Cost of coal sales	$312,369	$78,022	$75,571	$1,696	$467,658
Less: freight and handling costs	(50,100)	(9,869)	(2,961)	—	(62,930)
Less: idled and closed mine costs	(1,956)	(458)	(659)	(1,696)	(4,769)
Non-GAAP cost of coal sales	$260,313	$67,695	$71,951	$—	$399,959
Tons sold	2,981	1,144	1,640	—	5,765
Non-GAAP cost of coal sales per ton (2)	$87.32	$59.17	$43.87	$—	$69.38

Coal margin per ton (3)	$20.37	$1.88	$(2.95)	$—	$9.77
Idled and closed mine costs per ton	0.66	0.41	0.41	—	0.83
Non-GAAP coal margin per ton (4)	$21.03	$2.29	$(2.54)	$—	$10.60
(1) Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(3) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.
(4) Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations.